Exhibit 5.1

June  28, 2001

Tweeter Home Entertainment Group, Inc.
10 Pequot Way
Canton, MA 02021

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed on the date hereof with the Securities and Exchange Commission for the registration of 1,557,416 shares (the “Shares”) of Common Stock, $.01 par value, of Tweeter Home Entertainment Group, Inc., a Delaware corporation (the “Company”). The Shares are to be sold by certain selling stockholders of the Company.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares to be offered by the selling stockholders are duly authorized and, when issued in accordance with the terms of the Agreement and Plan of Merger dated as of June 1, 2001 among the Company, Sound Advice, Inc. and TWT Acquisition Corp. or in accordance with the terms of the Company's 1998 Stock Option and Incentive Plan, as the case may be, will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/ Goulston & Storrs, P.C.

TBB/KS